Exhibit 3.1
Form of Amended and Restated Articles of Incorporation of ASB Hawaii, Inc.

ARTICLE I
NAME; INITIAL PRINCIPAL OFFICE AND INCORPORATORS

Section 1.1. Name. The name of the corporation is "ASB Hawaii, Inc."

Section 1.2. Initial Principal Office and Incorporators. The mailing address of the corporation's initial principal office is 900 Richards Street, Honolulu, Hawaii 96813. The incorporators are C. Dudley Pratt, Jr. and Andrew T. F. Ing and their address is 900 Richards Street, Honolulu, Hawaii 96813.

ARTICLE II
CAPITAL STOCK

Section 2.1. Authorized Capital. The number of shares of capital stock that the corporation is authorized to issue is one hundred million (100,000,000) shares of Common Stock and ten million (10,000,000) shares of Preferred Stock.

Section 2.2. Common Stock. The holders of shares of Common Stock shall have one (1) vote per share on any matter submitted to a vote of or for consent of shareholders. Subject to the rights of holders of shares of Preferred Stock, if any, upon liquidation, dissolution or winding up of the corporation, the net assets of the corporation shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each holder.

Section 2.3. Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law and these Articles of Incorporation, to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to establish from time to time, by filing articles of amendment or a resolution in accordance with Section 414-72(d) of the Hawaii Business Corporation (or any successor provision), the number of shares to be included in each class or series and to fix the designation, powers, preferences and restrictions of the shares of each such class or series and the qualifications, limitations and relative rights thereof, including, but not limited to, the following: (i) the distinctive designation of that class or series; (ii) the distribution rate or other entitlement to distributions on the shares of that class or series, whether distributions are cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of distributions on shares of that class or series; (iii) whether that class or series has voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that class or series has conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the Board of Directors determines; (v) whether or not the shares of that class or series are redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that class or series has a sinking fund for the redemption or purchase of shares of that class or series and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that class or series if there is a voluntary or involuntary liquidation, dissolution or winding up of the corporation and the relative rights of priority, if any, of payment of shares of that class or series; and (viii) any other relative rights, preferences and limitations of that class or series.

ARTICLE III
BOARD OF DIRECTORS

Section 3.1. Number of Directors. The Board of Directors shall consist of not less than nine (9) nor more than fifteen (15) individuals, the exact number of which may be determined from time to time by a resolution adopted by the Board of Directors in accordance with Section 414-193 of the Hawaii Business Corporation Act (or any successor provision).

Section 3.2. Classes and Terms for Directors. The Board of Directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third (1/3) the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the number of directors most recently determined as provided in Article III, Section 3.1 above. The term of the initial Class I directors shall expire on the date of the 2017 annual meeting of shareholders; the term of the initial Class II directors shall expire on the date of the 2018 annual meeting of shareholders; and the term of the initial Class III directors shall expire on the date of the 2019 annual meeting of shareholders. At each succeeding annual meeting of shareholders, beginning in 2017, successors to the class of directors whose term expires at that annual meeting shall be elected for a three (3) year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

Section 3.3. Cumulative Voting. Whenever the corporation shall have a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are listed on a national securities exchange or traded over-the-counter on a national securities market of the National Association of Securities Dealers, Inc. Automated Quotation System, no holder of shares of any class of capital stock of the corporation shall be entitled to cumulate votes in the election of directors.

Section 3.4. Removal of Directors. The shareholders may remove one or more directors, but only for cause. A director may be removed by shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

Section 3.5. Board Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled only by: (a) the Board of Directors; or (b) the affirmative vote of a majority of all the directors remaining in office if the directors remaining in office constitute fewer than a quorum of the Board of Directors.

Section 3.6. Directors Elected by Preferred Shareholders. Notwithstanding Article III, Sections 3.1, 3.2, 3.4 or 3.5 above, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article III, Section 3.2 above unless expressly provided by such terms.

Section 3.7. Limitation of Director Liability. The personal liability of directors of the corporation shall be eliminated or limited to the fullest extent permitted by law as now in effect or as may be hereafter amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment, modification or repeal.

Section 3.8. Indemnification of Directors and Officers. The corporation shall indemnify, and advance funds to pay for or reimburse expenses to, its directors and officers to the fullest extent permitted by law as now in effect or as may be hereafter amended. Any amendment, modification or repeal of the foregoing sentence shall not deprive any person of rights hereunder arising out of alleged or actual occurrences, acts or failures to act occurring prior to notice to such person of such amendment, modification or repeal. The rights conferred on any person by this Article III, Section 3.8 shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

ARTICLE IV
AMENDMENTS AND EFFECT OF AMENDMENT AND RESTATEMENT

Section 4.1. Amendment of Articles. The corporation may amend, alter, modify or repeal any provision contained in these Articles of Incorporation, or add new provisions to be contained in these Articles of Incorporation, in the manner now or hereafter prescribed in these Articles of Incorporation, the Bylaws of the corporation or the Hawaii Business Corporation Act (or successor law); provided that, notwithstanding any other provision of these Articles of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the corporation outstanding and entitled to vote at an election of directors shall be required to amend, alter, modify or repeal, or to adopt any provision as part of these Articles of Incorporation set forth in Article III, Sections 3.1, 3.2, 3.3, 3.4 and 3.5 above, this Article IV, Section 4.1, or Article IV, Section 4.2 below.

Section 4.2. Amendment of Bylaws.

(a) Amendment of Bylaws by Board of Directors. The Board of Directors may amend or repeal the Bylaws of the corporation, or adopt new bylaws, unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

(b) Amendment of Bylaws by Shareholders. The shareholders may amend or repeal the Bylaws of the corporation, or adopt new bylaws, even though the Bylaws of the corporation may also be amended or repealed by the Board of Directors. Any amendment or repeal of the Bylaws of the corporation, or adoption of new bylaws, by the shareholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the corporation outstanding and entitled to vote at an election of directors.
Section 4.3. Effect of Amendment and Restatement. These amended and restated Articles of Incorporation replace and supersede in their entirety the original Articles of Incorporation and all amendments thereto.